Exhibit 99.2

Contact:	Jane W. McCahon, Vice President, Corporate Relations
(312) 592-5379; jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341; julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. CELLULAR ANNOUNCES REDEMPTION OF 7.5 PERCENT SENIOR NOTES

CHICAGO – May 19, 2011 – United States Cellular Corporation (NYSE: USM) today announced that it will redeem all of its outstanding 7.5 percent Senior Notes due 2034 (NYSE: UZV). The $330 million aggregate principal amount of outstanding notes will be redeemed June 20, 2011, at a redemption price of 100 percent of the principal amount ($25.00), together with accrued and unpaid interest to the redemption date.  The final regularly scheduled interest payment will be made on June 15, 2011.  Accrued interest in the aggregate of approximately $344,000 will be paid for the period from June 15, 2011 to June 20, 2011 as part of the redemption on June 20, 2011.  As a result, the aggregate redemption amount of principal and accrued interest will be approximately $330.3 million.  The redemption agent is The Bank of New York Mellon Trust Company, N.A.

Additional information will be included in a Form 8-K to be filed with the Securities and Exchange Commission. A notice of redemption with instructions is being distributed to registered holders of the notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution that  holds notes on their behalf.

About U.S. Cellular

United States Cellular Corporation, the nation's sixth-largest wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to approximately six million customers in 26 states. The Chicago-based company employed approximately 9,000 full-time equivalent associates as of March 31, 2011. At the end of the quarter, Telephone and Data Systems, Inc. owned 83 percent of U.S. Cellular.

Visit uscellular.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully manage and grow its markets; the economy; competition; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded our debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by the company; and the ability to obtain or maintain roaming arrangements with other carriers. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents used by U.S. Cellular to furnish to the SEC.

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